Exhibit l.3

September 20, 2017

KCAP Financial, Inc.

295 Madison Avenue, 6th Floor

New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel to KCAP Financial, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a registration statement on Form N-2 (File No. 333-218596), which was (i) initially filed with the Securities and Exchange Commission (the “Commission”) on June 8, 2017 and amended by a pre-effective amendment on July 20, 2017 (“Pre-Effective Amendment No. 1” and such registration statement, at the time Pre-Effective Amendment No. 1 became effective on July 21, 2017, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus dated July 21, 2017 (the “Prospectus”) and the final prospectus supplement thereto dated September 18, 2017 (the “Prospectus Supplement”), with respect to the issuance pursuant to Rule 415 under the Securities Act of an additional $17,830,175 aggregate principal amount (or up to $20,504,700 aggregate principal amount if the underwriters’ overallotment option is exercised in full) of the Company’s 6.125% Notes due 2022 (the “Notes”).

The Notes will be issued pursuant to the indenture, substantially in the form incorporated by reference as an exhibit to the Registration Statement, entered into between the Company and U.S. Bank National Association, as trustee (the “Trustee”), on October 10, 2012, and as supplemented by a second supplemental indenture, substantially in the form filed as an exhibit to the Registration Statement, entered into between the Company and the Trustee on August 14, 2017 (collectively, the “Indenture”).

As counsel to the Company, we have participated in the preparation of the Registration Statement, the Prospectus and the Prospectus Supplement, and have examined the originals or copies of the following:

(i) the Certificate of Incorporation of the Company, as amended, certified as of a recent date by the Delaware Secretary of State;

(ii) the Bylaws of the Company, as amended and restated, certified as of the date hereof by an officer of the Company;

(iii) A Certificate of Good Standing with respect to the Company issued by the Delaware Secretary of State as of a recent date;

(iv) resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement and (b) the authorization, execution and delivery of the Indenture;

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(v) the Indenture; and

(vi) a specimen copy of the form of the Notes to be issued pursuant to the Indenture in the form attached to the Indenture.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed without independent investigation or verification (i) the accuracy and completeness of all corporate records made available to us by the Company and (ii) that the Indenture will be a valid and legally binding obligation of the parties thereto (other than the Company).

Where factual matters material to this opinion letter were not independently established, we have relied upon certificates and/or representations of officers of the Company. We have also relied on certificates of public officials. Except as otherwise stated herein, we have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

This opinion is limited to the contract laws of the State of New York, as in effect on the date hereof, and we express no opinion with respect to any other laws of the State of New York or the laws of any other jurisdiction. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance or sale of the Notes. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

Based upon and subject to the limitations, exceptions, qualifications and assumptions set forth in this opinion letter, we are of the opinion that, when the Notes are duly executed and delivered by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, and other similar laws affecting the rights and remedies of creditors generally and to general principles of equity (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity.

The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

/s/ EVERSHEDS SUTHERLAND (US) LLP